Exhibit 24
CONFIRMING STATEMENT
This Statement confirms that the undersigned, James Brown, has authorized and designated each of Robert Lande and David S. Sassoon to (i) execute and file for and on behalf of the undersigned all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of FXCM Inc, (ii) perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms 3, 4 or 5 (including any amendments thereto) and (iii) timely file such form with the U.S. Securities and Exchange Commission. The authority of Robert Lande and David S. Sassoon under this Statement shall be subject to the undersigned’s written or oral consent prior to filing such form. This Statement shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of FXCM Inc., unless earlier revoked in writing by the undersigned. The undersigned acknowledges that Robert Lande and David S. Sassoon are not assuming, nor is FXCM Inc. assuming, any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

By:	/s/ James Brown
Name:	James Brown

Date:	November 22, 2010